Exhibit 99.1

Frozen Food Express Industries, Inc.
Announces Third Quarter 2010 Results

DALLAS, October 27, 2010 (GLOBE NEWSWIRE) – Frozen Food Express Industries, Inc. (Nasdaq: FFEX) announced its financial and operating results for the third quarter ended September 30, 2010.  Highlights for the quarter include:

• Total operating revenue was $93.9 million versus $94.5 million during the third quarter 2009
• Net loss improved to $2.3 million versus $2.6 million during the third quarter 2009
• Less than truckload (“LTL”) tonnage increased 12.5% on a 10.1% increase in shipment count versus the third quarter 2009
• 10.6% improvement in truckload revenue per laden mile versus the third quarter 2009
• 4.1% improvement in revenue per truck per week versus the third quarter 2009
• No long-term debt outstanding and cash on hand of $2.2 million as of September 30, 2010

For the third quarter ended September 30, 2010, total operating revenue decreased 0.7%, or $0.6 million, to $93.9 million from $94.5 million in the third quarter of 2009.  For the third quarter of 2010, total operating revenue, excluding fuel surcharges, decreased 3.1% to $79.5 million from $82.0 million during the third quarter of 2009, and remained relatively unchanged compared to $80.0 million in the second quarter of 2010.   After recognition of a $4.4 million tax benefit for the third quarter 2010 versus a tax benefit of $2.1 million for the third quarter 2009, the net loss for the third quarter was ($2.3 million), or ($0.13) per diluted share.  This compares with a net loss of ($2.6 million), or ($0.15) per share for the third quarter of 2009

Stoney M. (“Mit”) Stubbs, the Company’s Chairman and Chief Executive Officer commented, “Our LTL services showed nice year over year and sequential increases of 12.5% and 4%, respectively.  Likewise, LTL revenue increased 7.2% year over year and 6% sequentially.  It is encouraging to see our continued focus on delivering high quality services and focused sales approach are putting our LTL services back on solid ground.  Our truckload services continue to achieve improved pricing yield with a 10.6% improvement, year over year, in revenue per loaded mile.”

For the nine months ended September 30, 2010, total operating revenue decreased 2.5%, or $6.9 million, to $274.7 million from $281.6 million during the same period in 2009, while total operating revenue, excluding fuel surcharges, decreased 6.7% to $232.8 million from $249.5 million during the same period in 2009.   The net loss for the nine months ended September 30, 2010 was ($10.4 million), an improvement of $3.4 million, or 24.7%, compared to the net loss of ($13.8 million) during the same period in 2009.  On a per share basis, the loss equated to ($0.61) per diluted share in 2010 compared to ($0.81) per diluted share in 2009.

Asset productivity (measured by revenue per truck per week) increased during the third quarter of 2010 by 4.1% to $3,209 from $3,081 in the same period of the last year, primarily due to an improvement in truckload revenue per loaded mile to $1.56 from $1.41 last year, partially offset by a 7.2% decrease in the average weekly trucks in service, or 141 trucks, and an increase in the Company’s empty mile ratio to 11.7% from 11.2%.  At our revenue per truck per week of $3,209 attained in the third quarter, an additional 141 trucks would have allowed us to attain approximately $5.9 million in additional truckload revenue, net of fuel surcharge, which would have enabled us to surpass our third quarter 2009 revenue, net of fuel surcharge, by approximately $3.4 million.

“We saw pricing improve in the second quarter and this trend continued in the third quarter,” commented Russell Stubbs, the Company’s President.  “However, demand was not as robust in the third quarter as we experienced in the second quarter.  Capacity continues to be a challenge due to a driver shortage, but it appears the rebound in the economy that drove demand in the second quarter, moderated in the third quarter.  This, coupled with extreme weather delays created as the remnants of hurricane Alex moved through Texas and the Midwest, presented a challenging quarter.  We are certainly not satisfied with the results of the third quarter and have taken additional strides to reduce our annualized operating costs by approximately $6 million, which includes the reduction of annualized salaried payroll by approximately $1 million.  We expect to see results of these actions in the near future.”

Mit Stubbs concluded, "Driver recruitment and quality service continue to be our highest priorities as we prepare for the future.  The third quarter proved the economy has not totally rebounded, especially in the temperature controlled trucking sector, but we believe we are making progress.  Although third quarter financial improvements were inconsistent with the trends we experienced earlier in the year, we are encouraged by the improvements we’ve made in the last month of the quarter.    By maintaining improved asset utilization and continued growth in our LTL services, we expect to be rewarded with improved operating results in the coming quarters.”

About FFEX

Frozen Food Express Industries, Inc. is one of the leading temperature-controlled truckload and less-than-truckload carriers in the United States with core operations in the transport of temperature-controlled products and perishable goods including food, health care and confectionery products. Service is offered in over-the-road and intermodal modes for temperature-controlled truckload and less-than-truckload, as well as dry truckload. We also provide brokerage/logistics and dedicated services to our customers. Additional information about Frozen Food Express Industries, Inc. can be found at http://www.ffeinc.com.  To join our email alert list, please click on the following link: http://financials.ffex.net/alerts.cfm.  The Company’s common stock is traded on the Nasdaq Global Select market under the symbol FFEX.

Forward-Looking Statements

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements relating to plans, strategies, objectives, expectations, intentions, and adequacy of resources, and may be identified by words such as "will", "could", "should", "believe", "expect", "intend", "plan", "schedule", "estimate", "project", and similar expressions. Those statements are based on current expectations and are subject to uncertainty and change.

Although our management believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will be realized. Should one or more of the risks or uncertainties underlying such expectations not materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.

Among the key factors that are not within our management's control and that may cause actual results to differ materially from those projected in such forward-looking statements are demand for the company's services and products, and its ability to meet that demand, which may be affected by, among other things, competition, weather conditions and the general economy, the availability and cost of labor and owner-operators, the ability to negotiate favorably with lenders and lessors, the effects of terrorism and war, the availability and cost of equipment, fuel and supplies, the market for previously-owned equipment, the impact of changes in the tax and regulatory environment in which the company operates, operational risks and insurance, risks associated with the technologies and systems used and the other risks and uncertainties described in our filings with the Securities and Exchange Commission.  Given the volatility in fuel prices and the impact fuel surcharge revenues have on total operating revenues, we often make reference to total operating revenue excluding fuel surcharges to provide a more consistent basis for comparison of operating revenue without the impact of fluctuating fuel prices.  Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports and filings with the Securities and Exchange Commission. The company does not assume, and specifically disclaims, any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

Frozen Food Express Industries, Inc. and Subsidiaries
Consolidated Condensed Balance Sheets
(Unaudited and in thousands, except per-share amounts)

Assets	September 30, 2010	December 31, 2009
Current assets
Cash and cash equivalents	$2,158	$3,667
Accounts receivable, net	42,494	41,318
Tires on equipment in use, net	5,685	5,592
Deferred income taxes	2,169	1,532
Property held for sale	1,019	1,019
Other current assets	5,784	12,706
Total current assets	59,309	65,834

Property and equipment, net	72,627	74,845
Other assets	4,858	5,121
Total assets	$136,794	$145,800

Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	$29,739	$23,773
Insurance and claims accruals	9,816	10,119
Accrued payroll and deferred compensation	5,685	3,837
Accrued liabilities	1,907	1,953
Total current liabilities	47,147	39,682

Deferred income taxes	4,027	9,009
Insurance and claims accruals	5,236	7,374
Total liabilities	56,410	56,065

Shareholders’ equity
Common stock, $1.50 par value per share; 75,000 shares authorized;
18,572 shares issued	27,858	27,858
Additional paid-in capital	1,412	2,923
Retained earnings	59,741	70,172
	89,011	100,953
Treasury stock (1,143 and 1,477 shares), at cost	(8,627)	(11,218)
Total shareholders’ equity	80,384	89,735
Total liabilities and shareholders’ equity	$136,794	$145,800

Frozen Food Express Industries, Inc. and Subsidiaries
Consolidated Condensed Statements of Operations
(Unaudited and in thousands, except per-share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Total operating revenue	$93,870	$94,500	$274,669	$281,602
Operating expenses
Salaries, wages and related expenses	30,243	30,306	87,288	94,115
Purchased transportation	18,132	20,246	55,972	61,752
Fuel	18,469	17,132	51,782	46,251
Supplies and maintenance	13,447	11,486	36,010	35,874
Revenue equipment rent	9,353	9,431	27,116	29,386
Depreciation	4,216	4,303	12,114	13,296
Communications and utilities	1,287	1,323	3,658	3,898
Claims and insurance	3,486	3,215	10,764	10,934
Operating taxes and licenses	1,003	1,076	3,209	3,656
(Gain) loss on sale of property and equipment	(12)	177	(592)	(75)
Miscellaneous	1,109	638	3,101	2,367
Total operating expenses	100,733	99,333	290,422	301,454
Loss from operations	(6,863)	(4,833)	(15,753)	(19,852)
Interest and other (income) expense
Interest income	(15)	(1)	(30)	(5)
Interest expense	105	5	308	9
Equity in earnings of limited partnership	(246)	(313)	(443)	(472)
Life insurance and other	(43)	106	84	591
Total interest and other (income) expense	(199)	(203)	(81)	123
Loss before income taxes	(6,664)	(4,630)	(15,672)	(19,975)
Income tax benefit	(4,383)	(2,070)	(5,241)	(6,126)
Net loss	$(2,281)	$(2,560)	$(10,431)	$(13,849)

Net loss per share of common stock
Basic	$(0.13)	$(0.15)	$(0.61)	$(0.81)
Diluted	$(0.13)	$(0.15)	$(0.61)	$(0.81)
Weighted average shares outstanding
Basic	17,384	17,149	17,223	17,069
Diluted	17,384	17,149	17,223	17,069
Dividends declared per common share	$-	$-	$-	$0.03

The following table summarizes and compares the significant components of revenue and presents our operating ratio and revenue per truck per week for each of the three- and nine-month periods ended September 30:

	Three Months		Nine Months
Revenue from: (a)	2010	2009	2010	2009
Temperature-controlled fleet	$29,776	$34,684	$85,935	$103,630
Dry-freight fleet	12,906	12,269	42,197	40,805
Total truckload linehaul services	42,682	46,953	128,132	144,435
Dedicated fleets	4,374	4,749	12,985	14,970
Total truckload	47,056	51,702	141,117	159,405
Less-than-truckload linehaul services	29,408	27,429	82,412	81,105
Fuel surcharges	14,382	12,492	41,886	32,065
Brokerage	1,623	1,657	5,388	5,415
Equipment rental	1,401	1,220	3,866	3,612
Total operating revenue	93,870	94,500	274,669	281,602

Operating expenses	100,733	99,333	290,422	301,454
Income (loss) from operations	$(6,863)	$(4,833)	$(15,753)	$(19,852)
Operating ratio (b)	107.3%	105.1%	105.7%	107.0%

Total truckload revenue	$47,056	$51,702	$141,117	$159,405
Less-than-truckload revenue	29,408	27,429	82,412	81,105
Total linehaul and dedicated fleet revenue	$76,464	$79,131	$223,529	$240,510

Weekly average trucks	1,813	1,954	1,779	1,978
Revenue per truck per week (c)	$3,209	$3,081	$3,222	$3,118

Computational notes:
(a)	Revenue and expense amounts are stated in thousands of dollars.
(b)	Operating expenses divided by total operating revenue.
(c)	Average daily revenue, times seven, divided by weekly average trucks.

The following table summarizes and compares selected statistical data relating to our freight operations for each of the three- and nine-month periods ended September 30:

	Three Months		Nine Months
Truckload	2010	2009	2010	2009
Total linehaul miles (a)	30,923	37,549	94,843	115,628
Loaded miles (a)	27,294	33,352	83,805	104,040
Empty mile ratio (b)	11.7%	11.2%	11.6%	10.0%
Linehaul revenue per total mile (c)	$1.38	$1.25	$1.35	$1.25
Linehaul revenue per loaded mile (d)	$1.56	$1.41	$1.53	$1.39
Linehaul shipments (a)	31.0	39.8	93.5	117.4
Loaded miles per shipment (e)	882	838	896	886
LTL
Hundredweight	2,126,278	1,890,510	5,990,371	5,630,191
Shipments (a)	68.6	62.3	191.6	184.0
Linehaul revenue per hundredweight (f)	$13.83	$14.51	$13.76	$14.41
Linehaul revenue per shipment (g)	$429	$440	$430	$441
Average weight per shipment (h)	3,098	3,035	3,126	3,060

Computational notes:
(a)	Amounts are stated in thousands.
(b)	Total truckload linehaul miles less truckload loaded miles, divided by total truckload linehaul miles.
(c)	Revenue from truckload linehaul services divided by total truckload linehaul miles.
(d)	Revenue from truckload linehaul services divided by truckload loaded miles.
(e)	Total truckload loaded miles divided by number of truckload linehaul shipments.
(f)	LTL revenue divided by LTL hundredweight.
(g)	LTL revenue divided by number of LTL shipments.
(h)	LTL hundredweight times one hundred divided by number of shipments.

The following table summarizes and compares the makeup of our fleets between company-provided tractors and tractors provided by independent contractors as of September 30:

	2010	2009
Total company tractors available	1,507	1,591
Total independent contractor tractors available	312	409
Total tractors available	1,819	2,000
Total trailers available	3,600	3,780

CONTACT:
Frozen Food Express Industries, Inc.
Stoney M. "Mit" Stubbs, Jr., Chairman and CEO
              Russell Stubbs, President
              John Hickerson, Executive VP and COO
              John McManama, Senior VP and CFO
              (214) 630-8090
              ir@ffex.net